EXHIBIT 99.1



PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:       John D. Milton, Jr.
               Chief Financial Officer	               904/396-5733



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED SEPTEMBER 30, 2010.

Jacksonville, Florida; November 30, 2010 -- Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income of $1,994,000 or $.63 per diluted share in the fourth quarter of fiscal 2010, an increase of $995,000 or 99.6% compared to net income of $999,000 or $.32 per diluted share in the same period last year. Net income for the fiscal year ended September 30, 2010 was $7,371,000 or $2.35 per diluted share, an increase of $3,618,000 or 96.4% compared to net income of $3,753,000 or $1.20 per diluted share in fiscal 2009.

Fourth Quarter Operating Results. For the fourth quarter of fiscal 2010, consolidated revenues were $27,970,000, an increase of $128,000 or 0.5% over the same quarter last year.

Transportation segment revenues were $22,834,000 in the fourth quarter of 2010, an increase of $522,000 over the same quarter last year.
Revenue miles in the current quarter were up 3.8% compared to the fourth quarter of fiscal 2009 due to growth initiatives. Fuel surcharge revenue increased $801,000. Excluding fuel surcharges, revenue per mile decreased 5.3% over the same quarter last year due to a longer average haul length and lower revenue per mile on certain growth business. The average price paid per gallon of diesel fuel increased by $.30 or 12.7% over the same quarter in fiscal 2009.

Mining royalty land segment revenues for the fourth quarter of fiscal 2010 were $1,267,000, an increase of $141,000 or 12.5% over the same quarter last year, due to an increase in mined tons offset by a $48,000 decrease in timber sales.

Developed property rentals segment revenues for the fourth quarter of fiscal 2010 were $3,869,000, a decrease of $535,000 or 12.1% due to reduced occupancy.

Consolidated operating profit was $3,913,000 in the fourth quarter of fiscal 2010, a decrease of $339,000 or 8.0% compared to $4,252,000 in the same period last year. Operating profit in the transportation segment decreased $1,280,000 or 37.3% due to reduced revenue per mile, unusually low insurance and losses in the prior year's quarter, lower gains on sales of equipment and significant site maintenance. Operating profit in the mining royalty land segment increased $122,000 or 15.6% due to an increase in mined tons. Operating profit in the Developed property rentals segment decreased $383,000 or 32.5% due to reduced occupancy of developed properties. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of ($60,000) in the fourth quarter of fiscal 2010, a decrease of $1,202,000 compared to the same period last year. The fourth quarter of fiscal 2009 included $900,000 for the impairment to the estimated fair value of the corporate aircraft. The Company's decision to discontinue the aircraft's regular use required adjustment to the lower values of the current economic environment.


                              Continued

501 Riverside Ave., Ste 500 /  Jacksonville, Florida  32202 / (904) 396-5733


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During the fourth quarter of the prior year the Company sold its flatbed trucking company, SunBelt Transport, Inc. The after tax income from discontinued operations for the fourth quarter of fiscal 2010 was $98,000 versus a loss of $1,057,000 for the same period last year. Diluted earnings per share on discontinued operations for the fourth quarter of fiscal 2010 was $.03 compared to a diluted loss of $.33 in the fourth quarter of fiscal 2009.

Fiscal Year 2010 Operating Results. For the fiscal year 2010, consolidated revenues were $111,338,000, a decrease of $3,215,000 or 2.8% over the same period last year.

The Company announced on January 6, 2010 that the transportation group had been unsuccessful in renewing contracts with customers that represented approximately 11.0% of transportation group revenue in fiscal 2009. The Company successfully replaced the majority of the lost business with new business obtained in the remainder of fiscal 2010. Nevertheless, revenue miles in the current year were down 3.1% compared to fiscal 2009 due to the time involved in replacing the lost business along with lower demand and a more competitive economic climate. Approximately 3.3% of miles during fiscal 2010 were from services related to the contracts that were not renewed. Transportation revenues were $89,637,000 in 2010, a decrease of $1,783,000 or 2.0% over 2009. Fuel surcharge revenue increased $2,309,000. Excluding fuel surcharges, revenue per mile decreased 2.1% over 2009 due to lower revenue per mile on certain replacement business partially offset by a shorter average haul length in the first six months of fiscal 2010. The average price paid per gallon of diesel fuel increased by $0.36 or 15.8% over 2009.

Mining royalty land segment revenues for fiscal 2010 were $4,510,000, a decrease of $557,000 or 11.0% compared to $5,067,000 in 2009 due to a $594,000 decrease in revenues from timber sales.

Developed property rentals segment revenues decreased $875,000 or 4.8% in 2010 to $17,191,000 due to reduced occupancy partly offset by a $376,000 increase in tenant reimbursements for snow removal.

Consolidated operating profit was $14,503,000 in fiscal 2010 compared to $16,128,000, a decrease of 10.1%. Operating profit in the transportation segment decreased $1,615,000 or 16.4% due to reduced miles driven and lower gains on sales of equipment partially offset by lower insurance and losses. Operating profit in the mining royalty land segment decreased $369,000 or 10.6% due to lower timber sales partially offset by reduced expenses. Operating profit in the Developed property rentals segment decreased $1,113,000 or 20.8% due to reduced occupancy of developed properties. Consolidated operating profit includes corporate expenses not allocated to any segment in the amount of $1,084,000 in fiscal 2010, a decrease of $1,472,000 compared to the same period last year. These unallocated corporate expenses primarily include stock compensation and corporate aircraft expenses both of which decreased during 2010 versus 2009.

The after tax income from discontinued operations was $315,000 or $.10 per diluted share in fiscal 2010 as a result of favorable insurance reserve adjustments compared to a loss of $4,155,000 or $1.33 per diluted share in fiscal 2009. Fiscal 2009 includes a loss on the sale of $2,316,000 after tax or $.74 per diluted share.

Summary, Outlook and Subsequent Events. Transportation segment miles for this year's fourth quarter were 3.8% higher than the same quarter last year. The Company continues to succeed in replacing customers from the non-renewed contracts announced January 6, 2010 and has basically recovered from new customers substantially all the lost revenue miles, albeit at lower rates per mile for longer average hauls.

                            Continued

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Operating profit from the leasing of developed buildings has been unfavorably impacted by three newer buildings brought into service in fiscal 2009 which remained vacant during fiscal 2010, two nearly vacant buildings in Delaware impacted by automobile plant closings along with other space vacated upon lease expiration. Occupancy decreased from 75.1% to 72.0% during the year primarily due to space vacated at lease expiration. However, the market for new tenants appears to have bottomed and traffic for vacant space has increased. Two tenants took occupancy in November 2010 comprising 5.1% of total square footage.
The Company is not presently engaged in the construction of any new buildings.

Conference Call. The Company will also host a conference call at 2:00 p.m. E.S.T. on December 1, 2010. Analysts, stockholders and other interested parties may access the teleconference live by calling 1-888-207-9998 (pass code 84633) within the United States.
International callers may dial 1-334-323-7225 (pass code 84633).
Computer audio is available via the Internet through the Conference America, Inc. website at http://209.208.69.70/Conference_America or via the Company's website at http://www.patriottrans.com. If using the Company's website, click on the Investor Relations tab, then select Patriot Transportation Holding, Inc. Conference Stream, next select the appropriate link for the current conference. An audio replay will be available for sixty days following the conference call.
To listen to the audio replay, dial toll free 888-207-9998, international callers dial 334-323-7226. The passcode of the audio replay is 47948540. Replay options: "1" begins playback, "4" rewind
30 seconds, "5" pause, "6" fast forward 30 seconds, "0" instructions, and "9" exits recording. There may be a 30-40 minute delay until the archive is available following the conclusion of the conference call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; demand for flexible warehouse/office facilities; ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing;
energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.




                         Continued

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                 PATRIOT TRANSPORTATION HOLDING, INC.
	Summary of Consolidated Revenues and Earnings (unaudited)
                 (In thousands except per share amounts)


                                    Three Months      Fiscal Year
                                       Ended             Ended
                                    September 30      September 30
                                    ------------      ------------

                                   2010      2009    2010      2009
                                   ----      ----    ----      ----

Revenues                          $27,970   27,842  $111,338  114,553
Operating profit                   $3,913    4,252   $14,503   16,128
Income before taxes                $3,079    3,371   $11,019   12,730
Income from continuing operations   1,896    2,056    $7,056    7,908
Income (loss) from discontinued
  operations                           98   (1,057)     $315   (4,155)
Net income                         $1,994      999    $7,371    3,753
Earnings per common share:
  Income from continuing operations
           Basic                    $0.62     0.67     $2.31     2.60
           Diluted                  $0.60     0.66     $2.25     2.53
  Income (loss) from discontinued
      operations
           Basic                    $0.03    (0.34)    $0.10    (1.37)
           Diluted                  $0.03    (0.34)    $0.10    (1.33)
  Net income
           Basic                    $0.65     0.33     $2.41     1.23
           Diluted                  $0.63     0.32     $2.35     1.20

Weighted average common shares
   outstanding:
 Basic                              3,073    3,050     3,061    3,041
 Diluted                            3,142    3,128     3,141    3,117


                PATRIOT TRANSPORTATION HOLDING, INC.
                Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)

                                          September 30    September 30
                                             2010             2009
                                          ------------    ------------

Cash and cash equivalents                   $   17,151    $     15,803
Accounts receivable, net                         5,940           5,286
Federal and state income taxes receivable          930               -
Notes receivable, current                        1,238           1,158
Assets of discontinued operations                  542           1,519
Other current assets                             5,971           6,117
Property, plant and equipment, net             198,116         199,013
Investment in Brooksville Joint Venture          7,344           6,647
Notes receivable, non-current                    4,382           5,647
Other non-current assets                        16,098          15,453
                                            ----------    ------------
       Total Assets                         $  257,712   $     256,854
                                            ==========   =============

Current liabilities                         $   16,768   $      18,707
Liabilities of discontinued operations           1,327   $       3,660
Long-term debt (excluding current maturities)   67,272          71,860
Deferred income taxes                           16,084          15,679
Other non-current liabilities                    4,205           4,540
Shareholders' equity                           152,056         142,408
                                            ----------   -------------
Total Liabilities and Shareholders' Equity  $  257,712   $     256,854

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                              Continued



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               PATRIOT TRANSPORTATION HOLDING, INC.
                  Business Segments (unaudited)
                     (Amounts in thousands)

The Company has identified three business segments, Transportation, Mining royalty land and Developed property rentals, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                                      Three Months Ended  Fiscal Year Ended
                                         September 30       September 30
                                         ------------       ------------
                                      2010         2009   2010        2009
                                      ----         ----   ----        ----
Transportation revenues              $22,834      22,312 $89,637     91,420
Mining royalty land revenues           1,267       1,126   4,510      5,067
Developed property rentals revenues    3,869       4,404  17,191     18,066
                                       -----       -----  ------     ------

Total Revenues                       $27,970      27,842 $111,338    114,553
                                     =======      ====== ========    =======

Transportation operating profit       $2,153       3,433   $8,236      9,851
Mining royalty land operating profit     905         783    3,108      3,477
Developed property rentals operating
   profit                                795       1,178    4,243      5,356
Unallocated corporate expenses            60      (1,142)  (1,084)    (2,556)
                                      ------      -------  -------   --------

    Total Operating Profit            $3,913        4,252 $14,503     16,128

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